UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 7, 2012

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

745 Atlantic Avenue Boston, Massachusetts	02111
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On August 6, 2012, Iron Mountain Incorporated, or the Company, entered into an amendment to the Company’s existing revolving credit agreement with certain lenders, JPMorgan Chase Bank, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, or the Credit Agreement, which amendment is conditioned on, among other customary conditions, the closing of the offering of the Company’s 5-3/4% Senior Subordinated Notes due 2024, or the 5-3/4% Notes. The Company expects the amendment to become effective on August 15, 2012. The amendment will amend terms used in the Credit Agreement’s consolidated leverage ratio and fixed charge coverage ratio covenants to accommodate the Company’s payment of (i) U.S. federal and state income tax liabilities associated with a change in the Company’s method of depreciating and amortizing certain assets from its current method to methods that are consistent with the characterization of such assets as real property and (ii) costs associated with the Company’s plan to pursue conversion to a real estate investment trust, or REIT.

Item 8.01.              Other Events.

On August 7, 2012, the Company announced that it priced an underwritten public offering of $1.0 billion in aggregate principal amount of the 5-3/4% Notes. The 5-3/4% Notes will be sold at 100.0% of par.  The net proceeds to the Company from this offering are expected to be approximately $984.7 million, after paying underwriters’ discounts and commissions and estimated expenses. The Company intends to use the net proceeds from this offering for the redemption of all of the Company’s outstanding 6-5/8% Senior Subordinated Notes due 2016, or the 6-5/8% Notes, and 8-3/4% Senior Subordinated Notes due 2018, or the 8-3/4% Notes, including any premium associated therewith, to repay indebtedness under the Company’s revolving credit facility and for general corporate purposes, including funding a portion of the costs the Company expects to incur in connection with its proposed conversion to a REIT.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The redemptions of the 6-5/8% Notes and the 8-3/4% Notes will be made only by means of call notices by the trustee to holders in accordance with the terms of the indenture under which the 6-5/8% Notes and the 8-3/4% Notes were issued. This Current Report on Form 8-K does not constitute a notice of redemption of the 6-5/8% Notes or the 8-3/4% Notes.

A copy of the Company’s press release announcing the pricing of the public offering of the 5-3/4% Notes is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(d)  Exhibits

1.1

Underwriting Agreement, dated as of August  7, 2012, by and among Iron Mountain Incorporated, certain subsidiaries of Iron Mountain Incorporated and the underwriters named therein, pertaining to $1,000,000,000 in aggregate principal amount of 5-3/4% Senior Subordinated Notes due 2024. (Filed herewith.)

5.1	Opinion of Sullivan & Worcester LLP. (Filed herewith.)

5.2	Opinion of Gesmer Updegrove LLP. (Filed herewith.)

23.1	Consent of Sullivan & Worcester LLP (contained in Exhibit 5.1).

23.2	Consent of Gesmer Updegrove LLP (contained in Exhibit 5.2).

99.1	Press Release of Iron Mountain Incorporated, dated August 7, 2012. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

By:	/s/ Ernest W. Cloutier
Name:	Ernest W. Cloutier
Title:	Executive Vice President, General
Counsel and Secretary

Date:  August 9, 2012